EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC.
ANNOUNCES COMPLETION OF CEO SUCCESSION PLANNING

GLENVIEW, IL, May 19, 2008 – Anixter International Inc. (NYSE: AXE) today announced that it has completed the final steps in its succession plan by appointing Robert J. Eck as President and Chief Executive Officer, effective with the retirement of Robert W. Grubbs on June 30, 2008, and by modifying certain terms and conditions of the existing employment contract with Mr. Grubbs.

Commenting on these actions, Sam Zell, Chairman of Anixter, said, “These are the final steps to provide for the orderly succession of Bob Eck to President and Chief Executive Officer. With Bob Eck’s 18-year Anixter career that has included diverse and increasing responsibilities, we expect a smooth transition and a continuation of the strategies that have contributed to the Company’s success.”

Zell went on to say, “Bob Grubbs has been a tremendous contributor to the growth of Anixter during his 30 years with the Company, especially during his tenure as President and Chief Executive Officer. These contract changes will help to ensure that the parties’ interests continue to be aligned in promoting the future growth and success of the Company.”

The new agreement with Mr. Grubbs amends and extends the existing provisions concerning noncompetition and nonsolicitation, from the previously contracted two years, to the longer of five years beyond his retirement or two years beyond his retirement from service on the Company’s Board of Directors.

In exchange, the Company has agreed that the stock options and restricted stock units currently held by Mr. Grubbs will remain outstanding and continue to vest in accordance with the expiration and vesting terms under which they were granted. Without this revision, the subject stock options and restricted stock units would have expired or terminated within 90 days of Mr. Grubbs’ retirement. As a result of this revision to the original terms of the grants, the Company will record a non-cash, pre-tax charge to earnings in the second quarter of approximately $4.2 million, or 7 cents per diluted share.

About Anixter

Anixter International is a leading global distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 400,000 products and over $1 billion in inventory, 3) 218 warehouses with more than 6 million square feet of space, and 4) locations in 249 cities in 49 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com